Exhibit 8.2
[Locke Lord Bissell & Liddell LLP Letterhead]
July 15, 2008
Bois d’Arc Energy, Inc.
600 Travis Street, Suite 5200
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as your counsel in connection with the proposed merger (the “Merger”) of Bois d’Arc Energy, Inc., a Nevada corporation (“Bois d’Arc”), with and into Stone Energy Offshore, L.L.C., a Delaware limited liability company (“Offshore”), pursuant to that certain Agreement and Plan of Merger by and among Stone Energy Corporation, a Delaware corporation (“Stone”), Offshore and Bois d’Arc, dated as of April 30, 2008 (the “Merger Agreement”), as described in the Registration Statement on Form S-4 (Registration No. 333-151509) filed by Stone on June 6, 2008, as amended on July 15, 2008 (the “Registration Statement”) to which this opinion is an exhibit.
     In rendering our opinion, we are relying upon the accuracy and completeness at all relevant times of the facts, information, statements, representations, warranties and covenants contained in (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other information and documentation as we have deemed necessary or appropriate. In addition, we have assumed that the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and that none of the terms or conditions contained in the Merger Agreement will be waived or modified.
     Subject to the assumptions, exceptions, qualifications and limitations stated herein and in the Registration Statement, we hereby confirm that the conclusions of law with respect to United States federal income tax matters set forth in the Registration Statement under the heading “Certain Material U.S. Federal Income Tax Consequences” are accurate and complete in all material respects.
     Our opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, existing Treasury regulations thereunder, current administrative rulings of the Internal Revenue Service, and court decisions, all of which are subject to change at any time possibly with retroactive effect. Any change in applicable law or facts and circumstances surrounding the Merger, or any inaccuracy or incompleteness in the statements, facts, information, assumptions, representations, warranties or covenants on which our opinion is based could affect our conclusions.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours, Locke Lord Bissell & Liddell LLP
By:	/s/ Christopher F. Allison, Jr.
Christopher F. Allison, Jr.